CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
MTM Technologies, Inc. (formerly, Micros-to-Mainframes, Inc.)

We hereby consent to incorporation by reference in the Registration Statement on Form S-3 of MTM Technologies, Inc. of our Report of Independent Registered Public Accounting Firm, dated May 21, 2004, related to the consolidated balance sheets of MTM Technologies, Inc. (formerly, Micros-to-Mainframes, Inc.) and subsidiaries as of March 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended March 31, 2004, which report appears in the Annual Report on Form 10-K of MTM Technologies, Inc. for the year ended March 31, 2004. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Goldstein Golub Kessler LLP GOLDSTEIN GOLUB KESSLER LLP New York, New York July 21, 2004